Exhibit 10.2

Dated [                    ]

EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT (the “Agreement”) made as of             , between Xueda Education Group, a company organized under the laws of the Cayman Islands (the “Company”), and          , an individual (the “Employee,” or “Mr.          ”).

W I T N E S S E T H

WHEREAS, the Company desires to employ Employee as its           (“       ”) commencing on         , and upon the terms and subject to the conditions herein provided; and

WHEREAS, Employee is willing to agree to be employed by the Company for the period and upon the terms and subject to the conditions herein provided;

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto covenant and agree as follows:

Section 1.      Term of Employment; Compensation.

The Company agrees to employ Employee from the date hereof as           , with the responsibilities normally associated with such position. The term of the Employee’s employment with the Company shall be three years commencing on the date of this Agreement (the “Original Term”) and shall be automatically extended for successive terms of three-years each (each an “Extended Term”) unless and until the Employee’s employment with the Company is terminated pursuant to the terms of this Agreement.  The Company will pay Employee for his services during the term of the Employee’s employment hereunder at an annual rate of RMB ¥       (the “Base Salary”), payable in arrears, in equal installments, in accordance with standard Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law. The Base Salary will be subject to annual increases at the discretion of the Company’s Board of Directors. Subject to the discretion of the Board of Directors, a certain amount of stock options may be granted to the Employee. Terms and conditions of the stock options shall be set forth in a separate agreement.

Section 2.      Office and Duties.

Employee shall have the usual duties of an employee occupying such position. Employee shall devote substantially all of his business time, labor, skill, undivided attention and best ability to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company During the term of his employment, Employee shall not directly or indirectly pursue any other business activity, without the Company’s prior written consent, which shall not be unreasonably withheld. Employee agrees to travel to whatever extent is reasonably necessary in the conduct of the Company’s business.

Section 3.      Expenses.

Employee shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefore in accordance with such procedures as the Company has heretofore established or may hereafter establish.

Section 4.      Vacation During Employment.

Employee shall be entitled to such reasonable number of vacation days as may be allowed by the Company in accordance with general practices to be established.

Section 5.      Disclosure and Assignment of Intellectual Property.

Employee shall promptly disclose to the Company and any successor or assign of the Company, and grant to the Company, and its successors and assigns (without any separate remuneration or compensation other than that received by his from time to time in the course of his employment) his entire right, title and interest throughout the world in and to all research, information, inventions, designs, procedures, developments, discoveries, improvements, patents and applications therefor, trademarks and applications therefor, copyrights and applications therefor, trade secrets, drawings, plans, systems, methods, specifications, and all other manufacturing, engineering, technical, research and development data and know-how (herein sometimes “Intellectual Property”) made, conceived, developed and/or acquired by his solely or jointly with others during the period of his employment with the Company or within one year thereafter, which are within the scope the Company’s business as it may, from time to time, hereafter be conducted or proposed to be conducted.

Section 6.      Confidentiality.

Employee shall not, either during the period of his employment with the Company or thereafter, reveal or disclose to any person outside the Company or use for his own benefit, whether by private communication or by public address or publication or otherwise, without the Company’s prior written authorization, any information not already lawfully available to the public concerning the Company, including but not limited to any Intellectual Property, marketing technique or cost method, or any customer, mailing or supplier list, whether or not supplied by the Company, and whether or not made, developed and/or conceived by Employee or by others in the employ of the Company. All originals and copies of any of the foregoing, relating to the business of the Company, however and whenever produced, shall be the sole property of the Company, not to be removed from the premises or custody of the Company without in each instance first obtaining written consent or authorization of the Company. Upon the termination of Employee’s employment in any manner or for any reason, Employee shall promptly surrender to the Company all copies of any of the foregoing, together with any other documents, materials, data, information and equipment belonging to or relating to the Company’s business and in his possession, custody or control, and Employee shall not thereafter retain or deliver to any other person, any of the foregoing or any summary or memorandum thereof.

Section 7.      Termination.

(a) By the Company. The Company may terminate the Employee’s employment with the Company for cause, at any time, without notice or remuneration, if (1) the Employee is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement; (2) the Employee has engaged in actions amounting to misconduct or failed to perform his duties hereunder and such failure continues after the Employee is afforded a reasonable opportunity to cure such failure; (3) the Employee has died; or (4) the Employee has a physical or mental impairment which, as reasonably determined by the Company’s Board of Directors, renders the Employee unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply. In addition, the Company may terminate the Employee’s employment with the Company for any reason at any time, by giving at least thirty (30) days prior written notice of such termination to Employee or, in the alternative, effective immediately upon severance payment equal to Employee’s one-month salary then in effect.

(b) By the Employee. The Employee may terminate the Employee’s employment with the Company at any time with one-month prior written notice to the Company, if (1) there is a material reduction in the Employee’s authority, duties and responsibilities without the prior consent of the Employee; or (2) there is a material reduction in the Employee’s annual salary before the next annual salary review. In addition, the Employee may resign at any time by giving at least thirty (30) days prior written notice of such resignation to the Company or if such resignation is approved by the Company’s Board of Directors.

(c) Notice of Termination. Any termination of the Employee’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

Section 8.      Non-Competition.

In consideration of the salary paid to the Employee by the Company, the Employee agrees that during the term of his employment with the Company and for a period of two years following the termination of his employment with the Company for any reason whatsoever:

(a) the Employee will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Employee in the Employee’s capacity as a representative of the Company for the purposes of doing business with such persons or entities if such contact might harm the business relationship between the Company and such persons and/or entities;

(b) unless expressly consented to by the Company in writing, the Employee will not assume employment with, or provide services as a director or otherwise for or to, any entity concerned with or interested in any business carried on by the Company or any entity that competes with any such business (a “Competing Business”), or otherwise engage in, whether as principal, partner, licensor or otherwise, any Competing Business; and

(c) unless expressly consented to by the Company in writing, the Employee will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as of or after the date of such termination, or at any time during the year preceding such termination.

Section 9.      Expenses.

Each party shall pay its own expenses incident to the performance or enforcement of the Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to the Agreement, except as otherwise herein specifically provided.

Section 10.    Equitable Relief.

Employee recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Section 6 or Section 8 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in the Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law. Should Employee engage in any activities prohibited by the Agreement, he agrees to pay over to the Company all compensation, remuneration or moneys or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Employee which such parties may have under the Agreement or applicable law.

Section 11.    Waivers and Further Agreements.

Any waiver of any terms or conditions of the Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of the Agreement.

Section 12.    Amendments.

The Agreement may not be amended except by an instrument in writing executed by or on behalf of each of the parties hereto.  Nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

Section 13.    Severability.

If any provision of the Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but the Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

Section 14.    Counterparts.

The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of the Agreement, it shall not be necessary to produce more than one of such counterparts.

Section 15.    Section Headings.

The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of the Agreement.

Section 16.    General Provisions.

Employee represents and warrants to the Company that he is not now under any obligations to any person, firm or corporation, and has no other interest which is inconsistent or in conflict with the Agreement, or which would prevent, limit or impair, in any way, the performance by his of any of the covenants or his duties in his said employment.

Section 17.    Governing Law.

The Agreement shall be governed by and construed and enforced in accordance with the laws (other than the law governing conflict of law questions) of Hong Kong.

Section 18.    Separate Counsel.

Employee acknowledges that the Agreement has been prepared by counsel acting for and on behalf of the Company and that Employee has been advised to seek advice from separate counsel in connection with the Agreement.

IN WITNESS WHEREOF, the parties have executed or caused to be executed the Agreement as of the date first above written.

Xueda Education Group

By:
Name:
Title:

EMPLOYEE:

Name: